Exhibit 10.1

DIAMANTE MINERALS, INC.

DEFERRED SHARE UNIT PLAN FOR CHAD ULANSKY

PART 1

GENERAL PROVISIONS

Purpose

1.1                  The purpose of this Plan is to provide an alternate form of compensation to satisfy the fee payable to Chad Ulansky in his capacity as the Chairman and Chief Executive Officer of the Company.

Definitions

1.2                  In this Plan,

Applicable Withholding Tax has the meaning set forth in Section 3.4;

Board means the Board of Directors of the Company;

Company means Diamante Minerals, Inc.;

Compensation means the base amount of US$400,000 per year in the first year of the term of this Plan, US$450,000 in the second year of the term of this Plan and US$500,000 for the third year of the term of this Plan to be paid to Ulansky, quarterly in arrears in his capacity as the Chairman and Chief Executive Officer of the Company;

Deferred Share Unit means a right granted by the Company to Ulansky to receive, on a deferred payment basis, a Share or cash in an amount and on the terms contained in this Plan;

Director means a member of the Board;

Fair Market Value means, as at a particular date,

(a)       the volume weighted average of the trading price per Share for the most recently completed Financial Quarter on the market on which the greatest volume of the Shares then traded, or

(b)       if the Shares are not listed on any public exchange, the value established by the Board based on its determination of the fair value of a Share;

Financial Quarter means each three month period ending on October 31, January 31, April 30 or July 31, respectively;

Plan means this Deferred Share Unit Plan, as amended from time to time;

Remuneration Period means a fiscal year (August 1 - July 31), or where the context requires, any portion of such period;

Share means a Common share in the capital of the Company;

Terminated Service means, that Ulansky has ceased to be the Chairman or Chief Executive Officer of the Company, other than as a result of death, and has ceased to fulfil any other role as employee or officer of the Company; and

Ulansky means Chad Ulansky.

Effective Date

1.3                  This Plan will be effective on October 16, 2014.

Administration

1.4                  The Board will, in its sole and absolute discretion, but taking into account relevant corporate, securities and tax laws,

(a)       interpret and administer this Plan,

(b)       establish, amend and rescind any rules and regulations relating to this Plan, and

(c)       make any other determinations that the Board deems necessary or desirable for the administration of this Plan.

The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned provided that no determinations or amendments which adversely affect Ulansky will be made without his consent. All expenses of administration of this Plan will be borne by the Company.

Delegation

1.5                  The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto (including, without limiting the generality of the foregoing, those referred to under Section 1.4) to a committee of the Board or to one or more officers of the Company and all actions taken and decisions made by such committee or by such officers in this regard will be final, conclusive and binding on all parties concerned, including, but not limited to, the Company, Ulansky, and their legal representatives.

PART 2

AWARDS UNDER THIS PLAN

Determination of Deferred Share Units

2.1                  At the sole election of the Company, exercised at the end of each Financial Quarter, Ulansky may receive all his Compensation due in that Financial Quarter in the form of Deferred Share Units. Deferred Share Units issued pursuant to this Plan will be credited to an account maintained for Ulansky by the Company four times a year in October, January, April and July or as otherwise determined by the Company. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to Ulansky will be determined in accordance with Section 2.2.

Issue of Deferred Share Units

2.2                  The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to Ulansky for services as the Chairman and Chief Executive Officer of the Company in a Financial Quarter will be determined by dividing Ulansky's Compensation earned in such Financial Quarter by the Fair Market Value calculated immediately following the last trading day of such Financial Quarter.

Dividend Equivalents

2.3                  On any date on which a cash dividend is paid on Shares, Ulansky's account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by

(a)       multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to Ulansky's account as of the record date for payment of the dividend, and

(b)       dividing the amount obtained in Section (a) by the Fair Market Value on the date on which the dividend is paid.

Ulansky's Account

2.4                  A written confirmation of the balance in Ulansky's account will be sent by the Company to him quarterly.

Adjustments and Reorganizations

2.5                  In the event of any dividend paid in shares, share subdivision, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Company assets to shareholders, or any other change in the capital of the Company affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Deferred Share Units outstanding under this Plan, any proportionate adjustments as it considers appropriate to reflect that change.

PART 3

TERMINATION OF SERVICE

Termination of Service

3.1                  Upon Ulansky having Terminated Service he may elect to receive one Share in respect of each whole Deferred Share Unit credited to his account (determined in accordance with Section 3.2) or cash equal to the Fair Market Value of such Share on the Filing Date (as hereinafter defined) by filing with the Secretary of the Company a notice of redemption in the form prescribed from time to time by the Company on or before December 15 of the first calendar year commencing after the date on which Ulansky has Terminated Service. If Ulansky fails to file such notice on or before that December 15, he will be deemed to have filed with the Secretary of the Company a notice of redemption on that December 15, and will be deemed to have elected to be paid cash. The date on which a notice is filed or deemed to be filed with the Secretary of the Company is the "Filing Date". The Company may defer the Filing Date to any other date if such deferral is, in the sole opinion of the Company, desirable to ensure compliance with Section 4.3.

Contents of Notice

3.2                  The notice filed by Ulansky will specify whether he desires to receive one Share for each whole Deferred Share Unit or cash equal to the Fair Market Value of each such Share as at the Filing Date (net of any Applicable Withholding Tax). Such payment (whether in Shares or cash) will be made by the Company as soon as reasonably possible following the Filing Date. In no event will payment be made later than December 31 of the first calendar year commencing after Ulansky has Terminated Service. Fractional Shares may not be issued, and where Ulansky would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Company will pay to him, in lieu of such fractional Share, cash equal to its Fair Market Value, calculated as at the Filing Date.

Death

3.3                  In the event of the death of Ulansky, the Company will, within two months of his death, pay cash equal to Fair Market Value of the Shares which would be deliverable to him if he had Terminated Service in respect of the Deferred Share Units credited to Ulansky's account (net of any Applicable Withholding Tax) to or for the benefit of his legal representative. The Fair Market Value will be calculated on the date of Ulansky's death.

Applicable Withholding Tax

3.4                  The Company is authorized to deduct such taxes and other amounts as it may be required by law to withhold ("Applicable Withholding Tax"), in such manner as it determines, including, without limiting the generality of the foregoing, by delivering less cash or fewer Shares than Ulansky otherwise would have received. The Company may require Ulansky, as a condition of receiving amounts or Shares otherwise to be delivered to him under this Plan, to deliver undertakings to, or indemnities in favour of, the Company respecting the payment by him of applicable income or other taxes.

PART 4

GENERAL

Non-Transferability

4.1                  Deferred Share Units and all other rights, benefits or interests in this Plan are non-transferable and may not be pledged or assigned or encumbered in any way and are not subject to attachment or garnishment, except that if Ulansky dies, his legal representatives will be entitled to receive the amount of any payment otherwise payable to him hereunder in accordance with the provisions hereof.

No Right to Service

4.2                  Neither participation in this Plan nor any action under this Plan will be construed to give Ulansky a right to be retained in the service of the Company.

Applicable Trading Policies

4.3                  The Board and Ulansky will ensure that all actions taken and decisions made by the Board or Ulansky, as the case may be, pursuant to this Plan comply with any applicable securities laws.

Successors and Assigns

4.4                  This Plan will enure to the benefit of and be binding upon Ulansky's legal representatives.

Plan Amendment

4.5                  The Board may amend this Plan as it deems necessary or appropriate, subject to applicable corporate, securities and tax law requirements, but no amendment will, without the consent of Ulansky or unless required by law, adversely affect Ulansky's rights with respect to Deferred Share Units to which he is then entitled under this Plan.

Plan Termination

4.6                  The Board may terminate this Plan at any time, but no termination will, without Ulansky's consent or unless required by law, adversely affect the rights of Ulansky with respect to Deferred Share Units to which he is then entitled under this Plan. In no event will a termination of this Plan accelerate the time at which Ulansky would otherwise be entitled to receive any Shares or cash in respect of Deferred Share Units hereunder. In any event this Plan will terminate three years from the Effective Date.

Governing Law

4.7                  This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Reorganization of the Company

4.8                  The existence of this Plan or Deferred Share Units will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

No Shareholder Rights

4.9                  Deferred Share Units are not considered to be Shares or securities of the Company, and Ulansky will not, be entitled to exercise voting rights or any other rights attaching to the ownership of Shares of other securities of the Company, or be considered the owner of Shares by virtue of such crediting of Deferred Share Units.

No Other Benefit

4.10                No amount will be paid to Ulansky under this Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, Ulansky for such purpose.

Unfunded Plan

4.11                For greater certainty, this Plan will be an unfunded plan for tax purposes. Ulansky in his capacity as a holder of Deferred Share Units or related accruals under this Plan will have the status of a general unsecured creditor of the Company with respect to any relevant rights thereunder.

DATED this 16th day of October, 2014.